INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement of John Hancock Preferred Income Fund III (Securities Act Registration No. 333-107015) of our report dated June 10, 2003, relating to the financial statements of John Hancock Preferred Income Fund III as of June 2, 2003 and for the period then ended in the Statement of Additional Information which is part of such registration statement.

We also consent to the reference to our Firm under the heading "Experts" in the Registration Statement.


/s/ Deloitte & Touche LLP
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Deloitte & Touche LLP
Boston, Massachusetts
August 8, 2003